Exhibit 99.01

Press Release www.shire.com

Excellent results in a transformational year for Shire; core product sales up 25%

February 19, 2010 – Shire plc (LSE: SHP, NASDAQ: SHPGY) the global specialty biopharmaceutical company, announces results for the year to December 31, 2009.

Financial Highlights

	Full Year 2009(1)		Q4 2009(1)
Product sales	$2,694 million	-2%	$777 million	+10%
Product sales from core products(2)	$2,067 million	+25%	$585 million	+36%
Total revenues	$3,008 million	0%	$893 million	+17%
Non GAAP operating income	$889 million	-7%	$313 million	+30%
US GAAP operating income	$620 million	+51%	$268 million	+39%
Non GAAP diluted earnings per ADS	$3.49	-10%	$1.11	+9%
US GAAP diluted earnings per ADS	$2.69	+214%	$0.94	+20%

These results include the effect of a change in best estimate of the Medicaid rebate liability for ADDERALL XR, which increased fourth quarter product sales by $98 million, and fourth quarter Non GAAP diluted earnings per American Depositary Share (“ADS”) by 32 cents. Product sales excluding this change in best estimate would have been $2,596 million for the year to December 31, 2009 and $679 million for the fourth quarter. Non GAAP diluted earnings per ADS excluding this change in best estimate would have been $3.17 for the year to December 31, 2009 and 79 cents for the fourth quarter. For further details see pages 9 to 10 and 26.

(1)     Percentages compare to equivalent 2008 periods.
(2)     Core products represent Shire’s products excluding ADDERALL XR.

Angus Russell, Chief Executive Officer, commented:

“In this challenging and transformational year for Shire, I believe these excellent results reflect the success of our focused strategy and business model.

Strong fourth quarter sales growth of 36% from our core product portfolio, supported by our increasing international reach, has contributed significantly to our full year Non GAAP diluted earnings per ADS of $3.49. Our recent decision to lower our best estimate of the Medicaid sales rebates for ADDERALL XR contributed 32 cents to these earnings, which was not previously anticipated in our guidance framework.

Our growth prospects remain excellent and our core product portfolio currently has robust exclusivity protection. We have launched INTUNIV successfully in the US, we plan to launch velaglucerase alfa (VPRIV) imminently, and there is also an opportunity for REPLAGAL to enter the US market. We have already seen encouraging signs for the future success of these three products. REPLAGAL has increased its share in ex-US markets and we expect this momentum to increase.

VYVANSE, our leading ADHD treatment with a current monthly US ADHD market share of 13.6%, continues to grow and build strong brand recognition in the US and has recently been launched in Canada. ADDERALL XR continues to generate value from both product sales and a considerable royalty stream.

We have also demonstrated a pro-active approach to cost management in 2009 as promised, and have the opportunity to leverage our existing infrastructure to deliver expanding margins in the future. We enter 2010 with a strong balance sheet and excellent cash generation. This will allow us to continue to expand our international presence and consider potential acquisitions and in-licensing opportunities that fit our strategy.

We look forward to growing revenues and earnings in 2010 and re-iterate our aspirational target of mid-teen revenue growth on average between 2009 and 2015.”

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX	1

FINANCIAL SUMMARY

Full Year 2009 Unaudited Results

	Full Year 2009			Full Year 2008
	US GAAP	Adjustments	Non GAAP	US GAAP	Adjustments	Non GAAP
	$M	$M	$M	$M	$M	$M
Revenues	3,008	-	3,008	3,022	-	3,022
Operating income	620	269	889	412	546	958
Diluted earnings per ADS	$2.69	$0.80	$3.49	$0.86	$3.00	$3.86

These results include the effect of a change in best estimate of the Medicaid rebate liability for ADDERALL XR, which increased product sales by $98 million, and Non GAAP diluted earnings per ADS by 32 cents. Revenues and Non GAAP diluted earnings per ADS excluding this change in best estimate for the year to December 31, 2009 would have been $2,910 million and $3.17 respectively. For further details see pages 9-10 and 27.

The Non GAAP financial measures included in the tables above are explained on pages 28 and 29, and are reconciled to the most directly comparable financial measures prepared in accordance with US GAAP on pages 23 to 24 and 27 (full year) and pages 25 to 27 (Q4).

•
Product sales from core products were up 25% to $2,067 million (2008: $1,653 million). On a constant exchange rate (“CER”) basis, which is a Non GAAP measure, core product sales were up 28% driven by continued strong growth from:

•	VYVANSE® (up 58% to $505 million, CER: up 58%);
•	LIALDA® / MEZAVANT® (up 68% to $236 million, CER: up 69%);
•	ELAPRASE® (up 16% to $353 million, CER: up 20%); and
•	REPLAGAL® (up 10% to $194 million, CER: up 16%).

•
Product sales including ADDERALL XR® were down 2% to $2,694 million (CER: 0%), due to the expected decline in ADDERALL XR product sales ($627 million, down 43% on 2008) following the launch of authorized generic versions by Teva Pharmaceuticals USA Inc. (“Teva”) in April 2009 and Impax Laboratories Inc. (“Impax”) in October 2009, with the strong performance from Shire’s core products (up 25%) offsetting the decrease in ADDERALL XR product sales.

•
Revenues for the year to December 31, 2009 decreased marginally to $3,008 million (2008: $3,022 million), as the 25% increase in core product sales and royalty income received on Teva and Impax’s sales of authorized generic ADDERALL XR offset the decline in ADDERALL XR product sales.

•
Non GAAP operating income decreased by 7%, or $69 million, to $889 million as a result of the marginally lower revenues and Shire’s increased investment in research and development in 2009, which were partially offset by lower selling, general and administrative costs from Shire’s continued focus on cost management. On a US GAAP basis, operating income in 2009 was $620 million, compared to $412 million in 2008, an increase of 51% (2008 included in-process R&D (“IPR&D”) charges of $263 million related to the acquisitions of Jerini AG (“Jerini”) and METAZYM).

•
Non GAAP diluted earnings per ADS were down 10% to $3.49 (2008: $3.86). On a US GAAP basis diluted earnings per ADS increased to $2.69 compared to $0.86 in 2008, up 214% (earnings in 2008 were impacted by interest charges on the Transkaryotic Therapies Inc. (“TKT”) appraisal rights settlement, IPR&D and other impairment charges, all of which reduced US GAAP diluted earnings per ADS in 2008).

•
Cash generation, which is a Non GAAP measure, in 2009 was $921 million (2008: $1,231 million), a decrease of $310 million. Cash generation was lower in 2009 due to lower net sales receipts following the genericization of ADDERALL XR. Cash generation in 2008 also included cash inflows from forward exchange contracts which were not repeated in 2009.

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2010 OUTLOOK

We enter 2010 with good momentum driven by the growth of our core product portfolio. 2010 will also benefit from the change in best estimate for ADDERALL XR rebates implemented in the fourth quarter of 2009 against a background of further erosion of the brand and the impact of adverse business mix trends.

In the first quarter of 2010 we expect our total revenues and Non GAAP diluted earnings per ADS to be lower than the same period in 2009, which was the last quarter before ADDERALL XR faced generic competition. For the balance of the year Shire expects to generate both total revenue growth and Non GAAP diluted earnings per ADS growth compared to 2009.

During 2010 we expect to see gross margins as a percentage of product sales at a similar level to 2009. We will further increase our focused investment in R&D and targeted investment will increase SG&A year on year. We expect a Non GAAP effective tax rate in 2010 at a similar level to 2009.

We look forward to growing both total revenues and reported Non GAAP diluted earnings per ADS in the full year 2010 compared to the excellent 2009 Non GAAP results and re-iterate our aspirational target of mid-teen revenue growth on average between 2009 and 2015.

PRODUCT LAUNCHES

Subject to obtaining the relevant regulatory/governmental approvals, product launches in 2010 will include:

•	VPRIV™ for the treatment of Gaucher disease in the US and EU;

•	REPLAGAL for the treatment of Fabry disease in the US;

•	MEZAVANT for the treatment of ulcerative colitis in certain EU and RoW countries;

•	FIRAZYR® for the symptomatic treatment of acute attacks of hereditary angiodema in certain European and Latin American countries;

•	EQUASYM® for the treatment of ADHD in certain EU countries; and

•	VYVANSE for the treatment of ADHD in Canada.

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Fourth Quarter 2009 Unaudited Results

	Q4 2009			Q4 2008
	US GAAP	Adjustments	Non GAAP	US GAAP	Adjustments	Non GAAP
	$M	$M	$M	$M	$M	$M
Revenues	893	-	893	766	-	766
Operating income	268	45	313	193	48	241
Diluted earnings per ADS	$0.94	$0.17	$1.11	$0.78	$0.23	$1.01

These results include the effect of a change in best estimate of the Medicaid rebate liability for ADDERALL XR, which increased product sales by $98 million, and Non GAAP diluted earnings per ADS by 32 cents. Revenues and Non GAAP diluted earnings per ADS excluding this change in best estimate for the fourth quarter would have been $795 million and 79 cents respectively. For further details see pages 9 to 10 and 27.

The Non GAAP financial measures included above are explained on pages 28 and 29, and are reconciled to the most directly comparable financial measures prepared in accordance with US GAAP on pages 25 to 27.

•	Product sales from core products were up 36% (CER: up 32%) to $585 million (2008: $429 million) following continued growth from VYVANSE, LIALDA/MEZAVANT, ELAPRASE and REPLAGAL.

•
Product sales including ADDERALL XR, increased by 10% to $777 million (CER: up 8%). In Q4 2009 ADDERALL XR sales included the effect of a change in best estimate of the amount of Medicaid rebate payable on sales of ADDERALL XR.  The effect of this change in best estimate increased ADDERALL XR net product sales for Q4 2009 by $98 million, of which $74 million related to product sales recognized in Q1 – Q3 2009. Q4 product sales, excluding the effect of the change in best estimate relating to product sales recognized in Q1 – Q3 2009, declined marginally to $703 million (2008: $704 million).

•
Revenues in Q4 2009 increased by 17% to $893 million (2008: $766 million). The decline in ADDERALL XR product sales following genericization was more than offset by strong core product sales growth and royalty income on Impax’s sales of authorized generic ADDERALL XR.

•
Non GAAP operating income increased by 30%, or $72 million, to $313 million as the higher product sales and royalty income were only partially offset by increased investment in research and development. On a US GAAP basis operating income in Q4 2009 increased 39%, or $75 million to $268 million (2008: $193 million).

•	Non GAAP diluted earnings per ADS for Q4 2009 were up 9% to $1.11 (Q4 2008: $1.01). On a US GAAP basis diluted earnings per ADS were up 20% to $0.94 (2008: $0.78).

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FOURTH QUARTER 2009 AND RECENT PRODUCT AND PIPELINE DEVELOPMENTS

Products

VYVANSE – for the treatment of ADHD

•	On February 1, 2010 Shire announced the Canadian availability of VYVANSE (lisdexamfetamine dimesylate capsule), the first and only prodrug therapy approved for ADHD treatment in Canada.

INTUNIV – for the treatment of ADHD in children and adolescents in the US

•
Once-daily INTUNIV became available in US pharmacies on November 9, 2009 and comes in four dosage strengths (1 mg, 2 mg, 3 mg, and 4 mg). INTUNIV is marketed in the US by the existing Shire ADHD sales team of nearly 600 representatives.

•
Revenue on the launch shipments of INTUNIV has been deferred and is being recognised in line with prescription demand. On this basis, INTUNIV achieved sales of $5.4 million from launch through December 31, 2009.

DAYTRANA – for the treatment of ADHD in adolescents in the US

•
On December 4, 2009 and on January 29, 2010 Shire issued a voluntary recall of certain lots of DAYTRANA because some of the patches do not meet, or in future may not meet, their release liner removal specification, and as a result, patients and caregivers could have difficulty removing the liners. This action was not due to any safety issues and no interruption in product supply is anticipated.

Pipeline

VPRIV – for the treatment of Type 1 Gaucher disease

•
On November 24, 2009 Shire submitted a marketing authorization application to the European Medicines Agency ("EMEA") for VPRIV, Shire’s enzyme replacement therapy in development for the treatment of Type 1 Gaucher disease. The submission has been granted an accelerated review by EMEA. Submissions have also been made in the US on September 1, 2009 and Canada on October 20, 2009. In the U.S., the application is being reviewed by the US Food and Drug Administration (“FDA”) under Priority Review with a Prescription Drug User Fee Act action date of February 28, 2010. The FDA recently completed pre-approval inspections of Shire’s Massachusetts facilities for the manufacturing and testing of VPRIV. These inspections were an important milestone in the review and approval process for the VPRIV New Drug Application.

•
VPRIV is available ahead of its commercial launch in the US via an FDA-accepted treatment protocol and elsewhere on a pre-approval basis using the fastest mechanisms available in each country, in response to the ongoing shortage of a currently marketed treatment for Type 1 Gaucher disease.

•	Pending FDA approval, Shire intends to price the VPRIV 400 Unit vial at a wholesale acquisition cost ("WAC") of $1,350 in the US.

•
We are pleased to announce enhancements to our OnePathTM Access program. In addition to our existing patient assistance programs and our support of patient associations, Shire will provide direct co-pay assistance, covering the first 3 months of out-of-pocket prescription costs for eligible US patients this year. In 2011, we also plan to cap the out-of-pocket prescription costs for these patients at $500. This new program will be effective March 1, 2010 for eligible ELAPRASE patients and VPRIV patients pending FDA approval.

VYVANSE – for the treatment of ADHD

•	On December 21, 2009 a supplemental New Drug Submission for VYVANSE was submitted in Canada for the extension of the indication to adolescents and adults with ADHD.

•	On January 14, 2010 a supplemental New Drug Application for VYVANSE was submitted to the FDA for the extension of the indication to adolescents aged 13 to 17 years with ADHD.

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REPLAGAL – for the treatment of Fabry disease

•
On December 22, 2009 Shire submitted a Biologics License Application to the FDA for REPLAGAL, its enzyme replacement therapy for Fabry disease. Shire has worked closely with the FDA to establish an early access program in response to the ongoing shortage of the currently marketed treatment for Fabry disease in the US. REPLAGAL is currently available to Fabry patients in the US under an FDA-approved treatment protocol, and Shire is also supporting emergency Investigational New Drug requests. REPLAGAL first received marketing authorization in the European Union in 2001, and is approved for the treatment of Fabry disease in 45 countries. Shire expects its REPLAGAL supply to be adequate to meet anticipated global demand.

OTHER FOURTH QUARTER AND RECENT DEVELOPMENTS

•	On December 23, 2009 Shire completed the purchase of the remaining Jerini shares from the minority shareholders, and now owns 100% of Jerini.

•
On February 24, 2009 Actavis Elizabeth LLC brought a lawsuit against the FDA seeking to overturn the FDA's decision granting new chemical entity exclusivity to VYVANSE. Shire has intervened in the lawsuit. On October 23, 2009, following a period for public comment, the FDA issued a letter setting forth its analysis of the legal and regulatory issues and reaffirming its decision that VYVANSE is entitled to new chemical entity exclusivity.  A hearing on cross-motions for summary judgment was held on February 17, 2010.  No rulings on the cross-motions were made at the hearing.

•
On December 2, 2009 Shire announced that it had settled the litigation with Teva over Shire’s supply to Teva of an authorized generic version of ADDERALL XR.  Shire has been supplying Teva with authorized generic ADDERALL XR since April 1, 2009.  Shire’s ability to supply the product had been limited by restrictions that the US Drug Enforcement Administration (“DEA”) places on amphetamine, which is the product’s active ingredient.  Teva filed suit claiming that Shire was in breach of its supply contract.  After the lawsuit was filed, the DEA granted Shire additional quota for 2009, allowing Shire to supply Teva with additional product. Teva dismissed its lawsuit, including its claims for monetary damages, specific performance and other equitable relief.  No consideration was exchanged by the parties as part of the settlement.

DIVIDEND

For the six months to December 31, 2009 the Board has resolved to pay an interim dividend of 9.250 US cents per ordinary share (2008: 7.761 US cents per ordinary share).

Dividend payments will be made in Pounds Sterling to ordinary shareholders and in US Dollars to holders of American Depository Shares.  A dividend of 5.910 pence per ordinary share (2008: 5.469 pence) and 27.750 US cents per ADS (2008: 23.283 US cents) will be paid on April 14, 2010 to persons whose names appear on the register of members of the Company at the close of business on March 12, 2010.

Together with the first interim payment of 2.147 US cents per ordinary share (2008: 2.147 US cents per ordinary share), this represents total dividends for 2009 of 11.397 US cents per ordinary share (2008: 9.908 US cents per ordinary share), an increase of 15% in US Dollar terms over 2008.

BOARD CHANGES

On December 23, 2009 Dr Michael Rosenblatt stepped down from the Shire Board as a non-executive director, following Dr Rosenblatt's appointment as Executive Vice President and Chief Medical Officer at Merck & Co., Inc. Matt Emmens, Chairman of Shire said "On behalf of the Shire Board, I would like to thank Michael for his contributions and we wish him well in his new position".

Dr Barry Price retired from the Shire Board as a non-executive director upon the completion of his term of office on January 24, 2010. Matt Emmens, Chairman of Shire said "On behalf of the Shire Board, I would like to thank Barry for his significant contributions over the past 14 years. Barry brought a wealth of expertise and experience to the Board and we wish him well for the future".

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ADDITIONAL INFORMATION

The following additional information is included in this press release:

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715

Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Jessica Cotrone (North America)	+1 617 613 4640
	Matt Cabrey (North America)	+1 484 595 8248

Dial in details for the live conference call for investors 14:00 GMT/09:00 EST on February 19, 2010:

UK dial in:	0844 800 3850 or 01296 311 600
US dial in:	1 866 8048688 or 1 718 3541175
International dial in:	+44 (0) 1296 311 600
Password/Conf ID:	587 261#
Live Webcast:	http://www.shire.com/shireplc/en/investors

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OVERVIEW OF FULL YEAR FINANCIAL RESULTS

1.       Product sales

For the year to December 31, 2009 product sales decreased by 2% to $2,693.7 million (2008: $2,754.2 million) and represented 90% of total revenues (2008: 91%). On a CER basis product sales were flat compared to 2008.

Sales of core products increased by 25% to $2,067.2 million (2008: $1,652.5 million), up 28% on a CER basis.

Product Highlights

		Year on year growth			Exit Market Share(1)
Product	Sales $M	Sales	CER	US Rx(1)

VYVANSE	504.7	58%	58%	65%	13%
ELAPRASE	353.1	16%	20%	n/a(3)	n/a(3)
LIALDA / MEZAVANT	235.9	68%	69%	43%	18%
PENTASA®	214.8	16%	16%	-2%	16%
REPLAGAL	193.8	10%	16%	n/a(2)	n/a(2)
FOSRENOL	184.4	19%	23%	-2%	8%
FIRAZYR	6.1	n/a(4)	n/a(4)	n/a(2)	n/a(2)
INTUNIV	5.4	n/a	n/a	n/a	1%
VPRIV(5)	2.5	n/a	n/a	n/a(2)	n/a(2)
OTHER	366.5	-1%	n/a	n/a	n/a
Core product sales	2,067.2	25%	28%
ADDERALL XR	626.5	-43%	-43%	-42%	8%
Total product sales	2,693.7	-2%	0%

(1)	TRx data provided by IMS Health (“IMS”) National Prescription Audit. Exit market share represents the US market share in the last week of December 2009.
(2)	Not sold in the US in 2009, or awaiting approval in the US.
(3)	IMS Data not available.
(4)	Product launched Q3 2008. FY 2008 sales totaled $0.5 million.
(5)	Not yet approved. Sales achieved under early access programs.

Core Products

VYVANSE - ADHD

The increase in VYVANSE product sales was driven by higher US prescription demand versus 2008, 9% growth in the US ADHD market and price increases. Product sales growth was lower than prescription growth due to lower stocking in 2009 compared to 2008.

ELAPRASE - Hunter syndrome

The growth in sales of ELAPRASE was driven by increased volumes across all regions where ELAPRASE is sold.  On a CER basis sales grew by 20% (66% of ELAPRASE sales are made outside of the US).

LIALDA/MEZAVANT – Ulcerative colitis

Strong product sales of LIALDA/MEZAVANT continued in the year to December 31, 2009 driven by an increase in market share over 2008, growth in the US oral mesalamine market and price increases taken during 2009.

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PENTASA - Ulcerative colitis

Product sales of PENTASA continued to grow despite a decrease in US prescription demand in 2009 compared to 2008 due to the impact of price increases taken during 2009.

REPLAGAL - Fabry disease

The growth in REPLAGAL product sales in 2009 over 2008 was driven by a significant increase in demand in the fourth quarter of 2009 due to an acceleration of patients switching to REPLAGAL in the EU, attributable in part to supply shortages of a competitor product.  Sales increased 16% on a CER basis (REPLAGAL is sold primarily in Euros and Pounds sterling).

FOSRENOL - Hyperphosphatemia

Product sales increased as FOSRENOL entered new countries and grew in existing markets outside the US.  In the US, FOSRENOL sales grew despite lower prescriptions due to a price increase in 2009.

INTUNIV – ADHD

INTUNIV was launched in the US in November 2009. In line with Shire’s revenue recognition policy for launch shipments, initial stocking shipments have been deferred and are being recognised into revenue in line with end-user prescription demand. At December 31, 2009 deferred revenues on the balance sheet represented gross sales of $38.8 million.

Other products

ADDERALL XR – ADHD

The launch by Teva and Impax of their authorised generic versions of ADDERALL XR led to the expected decline in 2009 of branded ADDERALL XR prescription demand, and resulted in higher US sales deductions in 2009 compared to 2008. These factors more than offset the positive impacts of price increases taken since the fourth quarter of 2008, and the inclusion in product sales of shipments of authorized generic ADDERALL XR to Teva and Impax in 2009.

Sales deductions represented 47% of branded ADDERALL XR gross sales in the year to December 31, 2009 compared to 25% in the same period in 2008, following higher Medicaid and Managed Care rebates subsequent to the authorized generic launches.

There are potentially different interpretations as to how shipments of authorized generic ADDERALL XR to Teva and Impax should be included in the Medicaid rebate calculation pursuant to Medicaid rebate legislation, including the Deficit Reduction Act of 2005 (“Medicaid rebate legislation”). As a result more than one unit rebate amount (“URA”) is calculable for the purpose of determining Shire’s Medicaid rebate liability to States after the authorized generic launch. During 2009 Shire highlighted the different interpretations to the Centers for Medicare and Medicaid Services, (“CMS”) and submitted data to the CMS for the purpose of computing the URA, based on Shire’s reasonable interpretation of the Medicaid rebate legislation and related guidance. The State Medicaid agencies have invoiced Shire for Medicaid rebates, and Shire has paid these Medicaid rebate invoices, based on this URA. Despite this CMS has the ability to subsequently challenge Shire’s interpretation of the Medicaid rebate legislation, and require an alternative interpretation to be applied (both retrospectively and prospectively), which could result in a significantly higher Medicaid liability.

Throughout 2009 Shire’s management has recorded its accrual for Medicaid rebates based on its best estimate of the rebate payable. For the first three quarters of 2009, Shire’s management based this best estimate on an amount that Shire could pay were CMS to challenge Shire’s interpretation and require an alternative interpretation of the Medicaid rebate legislation to be applied. In the fourth quarter of 2009, Shire’s management lowered its best estimate of the Medicaid rebate payable down to be consistent with (i) Shire’s interpretation of the Medicaid rebate legislation, (ii) Shire’s repeated and consistent submission of price reporting to CMS using Shire’s interpretation of the Medicaid rebate legislation, (iii) CMS calculating the URA based on that interpretation, (iv) States submitting Medicaid rebate invoices using this URA, and (v) Shire paying these invoices. This change of estimate increased ADDERALL XR product sales by $97.7 million in the fourth quarter of 2009 (of which $73.6 million related to ADDERALL XR product sales recognized in Q1-Q3 2009).

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In determining its best estimate of the Medicaid rebate liability at December 31, 2009 Shire’s management has considered a number of factors taken in combination (including the receipt of a further quarter’s invoices from the States with a URA based on Shire’s interpretation of the Medicaid rebate legislation and related guidance, and Shire’s likely response were CMS to employ an alternative interpretation of the Medicaid rebate legislation). Any future change in Shire’s interpretation which results in a change of estimate could significantly decrease sales of ADDERALL XR in the period of any such change in estimate.

Shire strongly believes that its interpretation of the Medicaid rebate legislation is reasonable and correct.   However, CMS could disagree with Shire’s interpretation, and require Shire to apply an alternative interpretation of the Medicaid rebate legislation and pay up to $210 million above the recorded liability.  This would represent a URA substantially in excess of the unit sales price of ADDERALL XR and accordingly be in excess of the approximate amount of the full cost to the States of reimbursement for Medicaid prescriptions of ADDERALL XR.  Should CMS take such an approach, Shire could seek to limit any additional payments to a level approximating the full, un-rebated cost to the States of ADDERALL XR, or $98 million above the recorded liability. Further, Shire believes it has a strong legal basis supporting its interpretation of the Medicaid rebate legislation, and that there would be a strong basis to initiate litigation to recover any amount paid in excess of its recorded liability. The result of any such litigation cannot be predicted and could result in additional rebate liability above Shire’s current best estimate.

2.	Royalties

Product	Royalties to Shire $M	Year on year change	CER
3TC® and Zeffix®	164.0	-9%	-6%
ADDERALL XR	68.0	n/a	n/a
Other	60.5	-7%	-3%
Total	292.5	+19%	+22%

Shire receives royalties from GlaxoSmithKline (“GSK”) on worldwide sales of 3TC and ZEFFIX which have decreased mainly due to competition from other treatments.

Royalties were received on Teva’s sales of an authorized generic version of ADDERALL XR between April and September 2009, and on Impax’s sales of its authorized generic version of ADDERALL XR from October 2009.

Other royalties are received primarily on worldwide (excluding UK and Republic of Ireland) sales of REMINYL® and REMINYL® XL (known as RAZADYNE® and RAZADYNE® ER in the US). Royalties on sales of these products decreased in 2009 to $47.7 million (2008: $63.5 million) due to generic competition in the US from August 2008.

3.	Financial details

Cost of product sales

	2009	% of product sales	2008	% of product sales
	$M		$M
Cost of product sales	388.0	14%	408.0	15%
Accelerated depreciation on transfer of manufacturing from Owings Mills	(12.0)		-
Fair value adjustment for acquired inventories	(1.9)		-
DYNEPO exit costs	-		(48.8)
Depreciation	(9.8)		(16.2)
Non GAAP cost of product sales	364.3	14%	343.0	12%

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Non GAAP cost of product sales as a percentage of product sales increased in 2009 due to changes to the product mix following the launch of authorized generic versions of ADDERALL XR by Teva and Impax. Higher deductions on Shire’s sales of branded ADDERALL XR, together with lower margins on sales of the authorized generic version to Teva and Impax have both depressed gross margins.

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Research and development (“R&D”)

	2009	% of product sales	2008	% of product sales
	$M		$M
R&D	638.3	24%	494.3	18%
INTUNIV license payment	(36.9)		-
Women's Health exit costs	(62.9)		-
DYNEPO exit costs	-		(6.5)
Depreciation	(15.5)		(12.5)
Non GAAP R&D	523.0	19%	475.3	17%

Non GAAP R&D increased 10% in 2009 compared to 2008 as Shire has continued to increase investment in R&D programs, due in part to an acceleration of investment in VPRIV and REPLAGAL in the US.

Selling, general and administrative (“SG&A”)

	2009	% of product sales	2008	% of product sales
	$M		$M
SG&A	1,342.6	50%	1,455.2	53%
Intangible asset amortization	(136.9)		(126.2)
Impairment of intangible assets	-		(97.1)
New holding company costs	-		(14.8)
Depreciation	(67.7)		(48.5)
Non GAAP SG&A	1,138.0	42%	1,168.6	42%

Non GAAP SG&A decreased in absolute terms by 3% due to Shire’s continued focus on cost management.

Gain on sale of product rights

For the year to December 31, 2009 Shire recorded gains of $6.3 million (2008: $20.7 million) from the sale of non-core products to Laboratorios Almirall S.A. in 2007. These gains had been deferred since 2007 pending obtaining the relevant consents to transfer certain assets.

IPR&D

For the year to December 31, 2009, Shire recorded IPR&D charges of $1.6 million (2008: $128.1 million) relating to FIRAZYR in markets outside of the EU. In 2008 IPR&D also included a charge of $135.0 million relating to the acquisition of METAZYM from Zymenex A/S.

Reorganization costs

For the year to December 31, 2009 Shire recorded reorganization costs of $12.7 million (2008: $nil) relating to the transfer of manufacturing from its Owings Mills facility.

Integration and acquisition costs

For the year to December 31, 2009 Shire recorded integration and acquisition costs of $10.6 million (2008: $10.3 million), primarily relating to the integration of Jerini.

12

Interest income

For the year to December 31, 2009 Shire received interest income of $1.9 million (2008: $25.5 million), primarily earned on cash and cash equivalents.  Interest income for the year to December 31, 2009 is lower than the same period in 2008 due to significantly lower interest rates in 2009 compared to 2008, and lower average cash and cash equivalent balances throughout the year.

Interest expense

	2009	2008
	$M	$M
Interest expense	39.8	139.0
Additional interest on settlement of TKT appraisal rights litigation	-	(73.0)
Non GAAP interest expense	39.8	66.0

For the year to December 31, 2009 Shire incurred interest expense of $39.8 million (2008: $139.0 million), including interest expense on Shire’s convertible bond of $33.6 million (2008: $33.6 million). Interest expense in 2008 was higher than 2009 due to interest expense of $87.3 million recorded in respect of the TKT appraisal rights litigation, of which $73.0 million was additional interest arising from the settlement of the litigation in November 2008.

Other income/(expense), net

	2009	2008
	$M	$M
Other income/(expense), net	60.7	(32.9)
Gain on sale of investment in Virochem Pharma Inc.	(55.2)	-
Gain on sale of investment in Questcor Pharmaceuticals Inc.	-	(9.4)
Other than temporary impairment of available for sale securities (including $44.3 million for Renovo Group plc)	-	58.0
Non GAAP other income, net	5.5	15.7

Non GAAP other income, net in 2009 included a gain of $5.7 million on substantial modification of a property lease. In 2008 Non GAAP other income, net primarily related to foreign exchange gains.

Taxation

The effective rate of tax for the year to December 31, 2009 was 22% (2008: 37%). Excluding the impact of IPR&D charges of $263.1 million in 2008, which are either not tax deductable or for which no tax benefit is currently recognised, the effective rate of tax for 2008 was 19%. The effective tax rate on Non GAAP income is 25% (2008: 23%).

The Non GAAP effective rate of tax in 2009 is higher than 2008 due to increased profits in higher tax territories, together with the recognition of valuation allowances against certain EU and US deferred tax assets. These factors more than offset reductions to the Non GAAP effective rate of tax from the decrease in valuation allowances held in respect of US State tax credits and losses. In addition, the effect of the change in best estimate of ADDERALL XR Medicaid rebates increased the Non GAAP effective rate of tax by one percentage point in 2009.

Discontinued operations

The loss from discontinued operations for the year to December 31, 2009 was $12.4 million (2008: $17.6 million), relating to net losses on discontinued Jerini businesses which were either divested or closed during 2009.

13

FINANCIAL INFORMATION

14

Unaudited US GAAP financial position as of December 31, 2009
Consolidated Balance Sheets
		Restated(1)
	December 31,	December 31,
	2009	2008
	$M	$M
ASSETS
Current assets:
Cash and cash equivalents	498.9	218.2
Restricted cash	33.1	29.2
Accounts receivable, net	597.5	395.0
Inventories	189.7	154.5
Assets held for sale	1.7	16.6
Deferred tax asset	135.8	89.5
Prepaid expenses and other current assets	113.5	141.4

Total current assets	1,570.2	1,044.4

Non-current assets:
Investments	105.7	42.9
Property, plant and equipment, net	676.8	534.2
Goodwill	384.7	350.8
Other intangible assets, net	1,790.7	1,824.9
Deferred tax asset	79.0	118.1
Other non-current assets	10.4	18.4

Total assets	4,617.5	3,933.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	929.1	708.6
Deferred tax liability	2.9	10.9
Other current liabilities	88.0	104.3

Total current liabilities	1,020.0	823.8

Non-current liabilities:
Convertible bonds	1,100.0	1,100.0
Other long-term debt	43.6	43.1
Deferred tax liability	294.3	348.0
Other non-current liabilities	247.1	291.3

Total liabilities	2,705.0	2,606.2

Shareholders’ equity:
Common stock of 5p par value; 1,000 million shares authorized; and 561.5 million shares issued and outstanding (2008: 1,000 million shares authorized; and 560.2 million shares issued and outstanding)	55.6	55.5
Additional paid-in capital	2,677.6	2,594.6
Treasury stock: 17.8 million shares (2008: 20.7 million)	(347.4)	(397.2)
Accumulated other comprehensive income	149.1	97.0
Accumulated deficit	(622.4)	(1,022.7)

Total Shire plc shareholders’ equity	1,912.5	1,327.2
Noncontrolling interest in subsidiaries	-	0.3

Total equity	1,912.5	1,327.5

Total liabilities and equity	4,617.5	3,933.7

(1) See page 29 for details.

15

Unaudited US GAAP results for the three months and year to December 31, 2009
Consolidated Statements of Operations

	3 months to	3 months to	12 months to	12 months to
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
	$M	$M	$M	$M
Revenues:
Product sales	776.9	704.3	2,693.7	2,754.2
Royalties	114.7	54.8	292.5	245.5
Other revenues	1.7	6.7	21.5	22.5
Total revenues	893.3	765.8	3,007.7	3,022.2

Costs and expenses:
Cost of product sales(1)	103.1	90.6	388.0	408.0
Research and development(2)	145.8	125.9	638.3	494.3
Selling, general and administrative(1) (2)	368.8	345.5	1,342.6	1,455.2
Gain on sale of product rights	-	-	(6.3)	(20.7)
IPR&D	1.6	7.6	1.6	263.1
Reorganization costs	5.6	-	12.7	-
Integration and acquisition costs	0.6	2.8	10.6	10.3
Total operating expenses	625.5	572.4	2,387.5	2,610.2

Operating income	267.8	193.4	620.2	412.0

Interest income	0.4	2.5	1.9	25.5
Interest expense	(9.2)	(12.1)	(39.8)	(139.0)
Other (expenses)/income, net	(1.2)	5.8	60.7	(32.9)
Total other (expense)/income, net	(10.0)	(3.8)	22.8	(146.4)

Income from continuing operations before income taxes and equity in (losses)/earnings of equity method investees	257.8	189.6	643.0	265.6
Income taxes	(81.8)	(35.0)	(138.5)	(98.0)
Equity in (losses)/earnings of equity method investees, net of taxes	(1.7)	1.1	(0.7)	2.4
Income from continuing operations, net of tax	174.3	155.7	503.8	170.0

Loss from discontinued operations (net of income tax expense of $nil in all periods)	-	(16.7)	(12.4)	(17.6)
Net income	174.3	139.0	491.4	152.4

Add: Net loss attributable to noncontrolling interest in subsidiaries	-	2.3	0.2	3.6
Net income attributable to Shire plc	174.3	141.3	491.6	156.0

(1) Cost of product sales includes amortization of intangible assets relating to favorable manufacturing contracts of $0.4 million for the three months to December 31, 2009 (2008: $0.4 million) and $1.7 million for the twelve months to December 31, 2009 (2008: $1.7 million). Selling, general and administrative costs include amortization and impairment charges of intangible assets relating to intellectual property rights acquired of $35.3 million for the three months to December 31, 2009 (2008: $41.0 million) and $136.9 million for the twelve months to December 31, 2009 (2008: $223.3 million).

(2) Promotional costs totaling $6.3 million and $32.3 million have been reclassified from Research and development to Selling, general and administrative costs for the three and twelve months to December 31, 2008 respectively.

16

Unaudited US GAAP results for the three months and year to December 31, 2009
Consolidated Statements of Operations (continued)

	3 months to		3 months to		12 months to		12 months to
	December 31,		December 31,		December 31,		December 31,
	2009		2008		2009		2008
Earnings per ordinary share – basic
Earnings from continuing operations	32.1	c	29.3	c	93.2	c	32.1	c
Loss from discontinued operations	-		(3.1	c)	(2.3	c)	(3.3	c)
Earnings per ordinary share – basic	32.1	c	26.2	c	90.9	c	28.8	c

Earnings per ADS – basic	96.3	c	78.6	c	272.7	c	86.4	c

Earnings per ordinary share – diluted
Earnings from continuing operations	31.2	c	28.9	c	91.9	c	31.8	c
Loss from discontinued operations	-		(2.9	c)	(2.2	c)	(3.2	c)
Earnings per ordinary share – diluted	31.2	c	26.0	c	89.7	c	28.6	c

Earnings per ADS – diluted	93.6	c	78.0	c	269.1	c	85.8	c

Weighted average number of shares (millions):

Basic	542.6		538.8		540.7		541.6
Diluted	584.6		575.5		548.0		545.4

17

Unaudited US GAAP results for the three months and year to December 31, 2009
Consolidated Statements of Cash Flows

	3 months to	3 months to	12 months to	12 months to
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
	$M	$M	$M	$M
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	174.3	139.0	491.4	152.4
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	-	16.7	12.4	17.6
Depreciation and amortization	72.8	57.9	250.2	202.9
Share based compensation	15.6	13.2	65.7	65.2
IPR&D	1.6	7.6	1.6	128.1
Impairment of intangible assets	-	6.3	-	97.1
Impairment of available for sale securities	-	3.8	0.8	58.0
Gain on sale of non-current investments	-	(0.7)	(55.2)	(10.1)
Gain on sale of product rights	-	-	(6.3)	(20.7)
Other	1.5	4.1	12.2	10.5
Movement in deferred taxes	(11.3)	60.1	(98.8)	74.0
Equity in losses/(earnings) of equity method investees	1.7	(1.1)	0.7	(2.4)

Changes in operating assets and liabilities:
(Increase)/decrease in accounts receivable	(55.9)	50.1	(212.3)	9.4
(Decrease)/increase in sales deduction accrual	(77.5)	47.4	134.7	84.3
(Increase)/decrease in inventory	(14.5)	(3.2)	(38.7)	36.4
Decrease/(increase) in prepayments and other current assets	38.2	(9.4)	30.1	(9.6)
(Increase)/decrease in other assets	(4.5)	57.1	0.8	3.6
Increase/(decrease) in accounts and notes payable and other liabilities	94.9	(169.6)	38.6	(99.0)
Returns on investment from joint venture	-	-	4.9	7.1
Cash flows used in discontinued operations	-	(4.7)	(5.9)	(4.7)
Net cash provided by operating activities(A)	236.9	274.6	626.9	800.1

18

Unaudited US GAAP results for the three months and year to December 31, 2009
Consolidated Statements of Cash Flows (continued)
	3 months to	3 months to	12 months to	12 months to
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
	$M	$M	$M	$M
CASH FLOWS FROM INVESTING ACTIVITIES:
Movements in restricted cash	6.2	2.6	(3.9)	10.3
Purchases of subsidiary undertakings and businesses, net of cash acquired	(7.8)	(36.9)	(83.3)	(499.4)
Payment on settlement of TKT appraisal rights litigation	-	(419.9)	-	(419.9)
Purchases of non-current investments	(0.9)	(0.9)	(0.9)	(2.2)
Purchases of property, plant and equipment	(85.0)	(69.5)	(254.4)	(236.0)
Purchases of intangible assets	-	-	(7.0)	(25.0)
Proceeds from disposal of non-current investments	-	-	19.2	10.3
Proceeds from disposal of property, plant and equipment	0.5	-	1.0	1.8
Proceeds/deposits received on sales of product rights	-	-	-	5.0
Proceeds from disposal of subsidiary undertakings	-	-	6.7	-
Returns of equity investments	-	0.2	0.2	0.6
Net cash used in investing activities(B)	(87.0)	(524.4)	(322.4)	(1,154.5)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from drawings under bank facility	-	190.0	-	190.0
Repayment of drawings under bank facility	-	(190.0)	-	(190.0)
Proceeds from building finance obligation	-	11.3	-	11.3
Payment under building financing obligation	(0.8)	(0.6)	(4.7)	(1.8)
Tax benefit of stock based compensation	16.8	-	16.8	-
Costs of issue of common stock	-	(2.6)	-	(5.6)
Proceeds from exercise of options	11.8	9.7	14.6	11.4
Payment of dividend	(11.4)	(10.4)	(54.4)	(46.8)
Payments to acquire shares by Employee Share Ownership Trust ("ESOT")	-	(6.3)	(1.0)	(146.6)
Net cash provided by/(used in) financing activities(C)	16.4	1.1	(28.7)	(178.1)
Effect of foreign exchange rate changes on cash and cash equivalents (D)	(0.1)	(6.4)	4.9	(11.8)
Net increase/(decrease) in cash and cash equivalents(A) +(B) +(C) +(D)	166.2	(255.1)	280.7	(544.3)
Cash and cash equivalents at beginning of period	332.7	473.3	218.2	762.5
Cash and cash equivalents at end of period	498.9	218.2	498.9	218.2

19

Unaudited US GAAP results for the three months and year to December 31, 2009
Selected Notes to the Financial Statements

 (1) Earnings per share

	3 months to	3 months to	12 months to	12 months to
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
	$M	$M	$M	$M

Income from continuing operations	174.3	155.7	503.8	170.0
Loss from discontinued operations	-	(16.7)	(12.4)	(17.6)
Noncontrolling interest in subsidiaries	-	2.3	0.2	3.6

Numerator for basic EPS	174.3	141.3	491.6	156.0
Interest on convertible bonds, net of tax (1)	8.3	8.4	-	-

Numerator for diluted EPS	182.6	149.7	491.6	156.0

Weighted average number of shares:
	Millions	Millions	Millions	Millions
Basic(2)	542.6	538.8	540.7	541.6
Effect of dilutive shares:
Stock options(3)	8.8	4.0	7.3	3.8
Convertible bonds 2.75% due 2014(1)	33.2	32.7	-	-

Diluted	584.6	575.5	548.0	545.4

(1) Calculated using the “if-converted” method.
(2) Excludes shares purchased by the ESOT and presented by Shire as treasury stock.
(3) Calculated using the treasury stock method.

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:

	3 months to	3 months to	12 months to	12 months to
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
	Millions(1)	Millions(1)	Millions(1) (2)	Millions(1) (2)
Stock options out of the money	4.5	22.1	16.4	17.3
Convertible bonds 2.75% due 2014	-	-	33.1	32.7

(1) For the three and twelve month periods ended December 31, 2009 and 2008, certain stock options have been excluded from the calculation of diluted EPS because their exercise prices exceeded Shire plc’s average share price during the calculation period.
(2) For the twelve month periods ended December 31, 2009 and 2008 the ordinary shares underlying the convertible bonds have not been included in the calculation of the diluted weighted average number of shares, because the effect of their inclusion would be anti-dilutive.

20

Unaudited US GAAP results for the twelve months to December 31, 2009
Selected Notes to the Financial Statements

(2)  Analysis of revenues

12 months to December 31,	2009	2008	2009	2009
			%	% of total
	$M	$M	change	revenue
Net product sales:
Specialty Pharmaceuticals ("Specialty")
ADH"
ADDERALL XR	626.5	1,101.7	-43%	21%
VYVANSE	504.7	318.9	58%	17%
DAYTRANA	71.0	78.7	-10%	3%
EQUASYM	22.8	-	n/a	1%
INTUNIV	5.4	-	n/a	<1%
	1,230.4	1,499.3	-18%	42%
GI
PENTASA	214.8	185.5	16%	7%
LIALDA / MEZAVANT	235.9	140.4	68%	8%
	450.7	325.9	38%	15%
General products
FOSRENOL	184.4	155.4	19%	6%
CALCICHEW®	43.7	52.8	-17%	1%
CARBATROL®	82.4	75.9	9%	3%
REMINYL/REMINYL XL	42.4	34.4	23%	1%
XAGRID	84.8	78.7	8%	3%
	437.7	397.2	10%	14%

Other product sales	19.4	50.1	-61%	1%
Total Specialty product sales	2,138.2	2,272.5	-6%	72%

Human Genetic Therapies ("HGT")
ELAPRASE	353.1	305.1	16%	12%
REPLAGAL	193.8	176.1	10%	6%
FIRAZYR	6.1	0.5	n/a	<1%
VPRIV	2.5	-	n/a	<1%
Total HGT product sales	555.5	481.7	15%	18%

Total product sales	2,693.7	2,754.2	-2%	90%

Royalties:
3TC and ZEFFIX	164.0	180.5	-9%	5%
ADDERALL XR	68.0	-	n/a	2%
Other	60.5	65.0	-7%	2%
Total royalties	292.5	245.5	19%	9%

Other revenues	21.5	22.5	-4%	1%

Total Revenues	3,007.7	3,022.2	0%	100%

21

Unaudited US GAAP results for the three months to December 31, 2009
Selected Notes to the Financial Statements

(2)	Analysis of revenues

3 months to December 31,	2009	2008	2009	2009
			%	% of total
	$M	$M	change	revenue
Net product sales:
Specialty Pharmaceuticals
ADHD
ADDERALL XR	192.3	275.1	-30%	22%
VYVANSE	145.0	103.2	41%	16%
DAYTRANA	18.8	17.8	6%	2%
EQUASYM	8.7	-	n/a	1%
INTUNIV	5.4	-	n/a	1%
	370.2	396.1	-7%	42%
GI
PENTASA	58.3	47.3	23%	7%
LIALDA / MEZAVANT	66.5	40.7	63%	7%
	124.8	88.0	42%	14%
General products
FOSRENOL	47.2	33.8	40%	4%
CALCICHEW	10.9	12.0	-9%	1%
CARBATROL	22.7	20.3	12%	3%
REMINYL/REMINYL XL	13.6	7.8	74%	1%
XAGRID	22.5	20.1	12%	3%
	116.9	94.0	24%	12%

Other product sales	5.1	7.1	-28%	1%
Total Specialty product sales	617.0	585.2	5%	69%

Human Genetic Therapies
ELAPRASE	94.2	74.5	26%	11%
REPLAGAL	60.9	44.3	37%	7%
FIRAZYR	2.3	0.3	n/a	<1%
VPRIV	2.5	-	n/a	<1%
Total HGT product sales	159.9	119.1	34%	18%

Total product sales	776.9	704.3	10%	87%

Royalties:
3TC and ZEFFIX	43.7	41.8	5%	4%
ADDERALL XR	52.2	-	n/a	7%
Other	18.8	13.0	45%	2%
Total royalties	114.7	54.8	109%	13%

Other revenues	1.7	6.7	-75%	<1%

Total Revenues	893.3	765.8	17%	100%

22

Unaudited results for the year to December 31, 2009
Non GAAP reconciliation

US GAAP	Adjustments	Non GAAP

Year to,	December 31, 2009	Amortization & asset impairments	Acquisitions & integration activities	Divestments, reorganizations & discontinued operations	Reclassify depreciation	December 31, 2009
(a)	(b)	(c)	(d)
$M	$M	$M	$M	$M	$M
Total revenues	3,007.7	-	-	-	-	3,007.7
Costs and expenses:
Cost of product sales	388.0	-	(1.9)	(12.0)	(9.8)	364.3
Research and development	638.3	-	(36.9)	(62.9)	(15.5)	523.0
Selling, general and administrative	1,342.6	(136.9)	-	-	(67.7)	1,138.0
Gain on sale of product rights	(6.3)	-	-	6.3	-	-
IPR&D	1.6	-	(1.6)	-	-	-
Reorganization costs	12.7	-	-	(12.7)	-	-
Integration & acquisition costs	10.6	-	(10.6)	-	-	-
Depreciation	-	-	-	-	93.0	93.0
Total operating expenses	2,387.5	(136.9)	(51.0)	(81.3)	-	2,118.3

Operating income	620.2	136.9	51.0	81.3	-	889.4

Interest income	1.9	-	-	-	-	1.9
Interest expense	(39.8)	-	-	-	-	(39.8)
Other income, net	60.7	-	-	(55.2)	-	5.5
Total other income/(expense), net	22.8	-	-	(55.2)	-	(32.4)
Income from continuing operations before income taxes and equity in losses of equity method investees	643.0	136.9	51.0	26.1	-	857.0
Income taxes	(138.5)	(38.8)	(16.2)	(20.7)	-	(214.2)
Equity in losses of equity method investees, net of tax	(0.7)	-	-	-	-	(0.7)
Income from continuing operations, net of tax	503.8	98.1	34.8	5.4	-	642.1
Loss from discontinued operations	(12.4)	-	-	12.4	-	-
Net income	491.4	98.1	34.8	17.8	-	642.1
Add: Net loss attributable to noncontrolling interest in subsidiaries	0.2	-	-	-	-	0.2
Net income attributable to Shire plc	491.6	98.1	34.8	17.8	-	642.3
Impact of convertible debt, net of tax (1)	-	33.6	-	-	-	33.6
Numerator for diluted EPS	491.6	131.7	34.8	17.8	-	675.9
Weighted average number of shares (millions) – diluted(1)	548.0	33.1	-	-	-	581.1
Diluted earnings per ADS	269.1	c	52.6	c	18.0	c	9.2	c	-	348.9	c

(1)	The impact of convertible debt, net of tax has a dilutive effect on a Non GAAP basis.

The following items are included in Adjustments:
(a)	Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($136.9 million) and tax effect of adjustment;
(b)
Acquisitions and Integration activities: Inventory fair value adjustment related to the acquisition of Jerini ($1.9 million), payment on amendment of INTUNIV in-licence agreement ($36.9 million), IPR&D charge in respect of Jerini ($1.6 million), costs associated with the integration and acquisition of Jerini and EQUASYM ($10.6 million) and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Accelerated depreciation ($12.0 million) and reorganization costs ($12.7 million) for the transition of manufacturing from Owings Mills, costs associated with agreement to terminate Women’s Health products with Duramed ($62.9 million), gain on the disposal of non-core product rights ($6.3 million), gain on disposal of the investment in Virochem ($55.2 million), discontinued operations in respect of non-core Jerini operations ($12.4 million) and tax effect of adjustments; and

(d)	Depreciation: Depreciation of $93.0 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

23

Unaudited results for the year to December 31, 2008
Non GAAP reconciliation

US GAAP	Adjustments	Non GAAP

Year to,	December 31, 2008	Amortization & asset impairments	Acquisitions & integration activities	Divestments, reorganizations & discontinued operations	Reclassify depreciation	December 31, 2008
(a)	(b)	(c)	(d)
$M	$M	$M	$M	$M	$M
Total revenues	3,022.2	-	-	-	-	3,022.2

Costs and expenses:
Cost of product sales	408.0	-	-	(48.8)	(16.2)	343.0
Research and development(1)	494.3	-	-	(6.5)	(12.5)	475.3
Selling, general and administrative(1)	1,455.2	(223.3)	-	(14.8)	(48.5)	1,168.6
Integration and acquisition costs	10.3	-	(10.3)	-	-	-
Gain on sale of product rights	(20.7)	-	-	20.7	-	-
IPR&D	263.1	-	(263.1)	-	-	-
Depreciation	-	-	-	-	77.2	77.2
Total operating expenses	2,610.2	(223.3)	(273.4)	(49.4)	-	2,064.1

Operating income	412.0	223.3	273.4	49.4	-	958.1

Interest income	25.5	-	-	-	-	25.5
Interest expense	(139.0)	-	73.0	-	-	(66.0)
Other (expense)/income, net	(32.9)	58.0	-	(9.4)	-	15.7
Total other expense, net	(146.4)	58.0	73.0	(9.4)	-	(24.8)
Income from continuing operations before income taxes and equity in earnings of equity method investees	265.6	281.3	346.4	40.0	-	933.3
Income taxes	(98.0)	(39.1)	(60.9)	(12.4)	-	(210.4)
Equity in earnings of equity method investees, net of tax	2.4	-	-	-	-	2.4
Income from continuing operations, net of tax	170.0	242.2	285.5	27.6	-	725.3
Loss from discontinued operations	(17.6)	-	-	17.6	-	-
Net income	152.4	242.2	285.5	45.2	-	725.3
Add: Net loss attributable to noncontrolling interest in subsidiaries	3.6	-	-	-	-	3.6
Net income attributable to Shire plc	156.0	242.2	285.5	45.2	-	728.9
Impact of convertible debt, net of tax (2)	-	14.6	-	-	-	14.6
Numerator for diluted EPS	156.0	256.8	285.5	45.2	-	743.5
Weighted average number of shares (millions) – diluted(2)	545.4	32.7	-	-	-	578.1
Diluted earnings per ADS	85.8	c	128.4	c	148.2	c	23.4	c	-	385.8	c

(1)	Promotional costs totaling $32.3 million have been reclassified from Research and development to Selling, general and administrative costs for the year to December 31, 2008.

(2)	The impact of convertible debt, net of tax has a dilutive effect on a Non GAAP basis.

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($126.2 million), impairment charge in respect of DYNEPO intangible asset ($94.6 million), impairment of other intangible assets ($2.5 million), other than temporary impairment of available for sale securities ($58.0 million), and tax effect of adjustments;

(b)
Acquisitions & integration activities: Integration and transaction related costs in respect of the acquisition of Jerini ($10.3 million), IPR&D in respect of METAZYM acquired from Zymenex A/S ($135.0 million), IPR&D in respect of the acquisition of Jerini ($128.1 million), additional interest expense incurred on settlement of the TKT appraisal rights litigation ($73.0 million), and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Costs associated with inventory write down and other exit costs in respect of DYNEPO ($48.8 million), R&D commitment in respect of DYNEPO ($6.5 million), costs associated with the introduction of a new holding company ($14.8 million), gains on the disposal of non-core assets ($20.7 million), gain on disposal of minority equity investment ($9.4 million), discontinued operations in respect of non-core Jerini operations ($17.6 million) and tax effect of adjustments; and

(d)	Depreciation: Depreciation of $77.2 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

24

Unaudited results for the three months to December 31, 2009
Non GAAP reconciliation

US GAAP	Adjustments	Non GAAP

3 months to,	December 31, 2009	Amortization & asset impairments	Acquisitions & integration activities	Divestments, reorganizations & discontinued operations	Reclassify depreciation	December 31, 2009
(a)	(b)	(c)	(d)
$M	$M	$M	$M	$M	$M
Total revenues	893.3	-	-	-	-	893.3

Costs and expenses:
Cost of product sales	103.1	-	-	(4.5)	(0.4)	98.2
Research and development	145.8	-	-	2.1	(4.2)	143.7
Selling, general and administrative	368.8	(35.3)	-	-	(18.4)	315.1
IPR&D	1.6	-	(1.6)	-	-	-
Reorganization costs	5.6	-	-	(5.6)	-	-
Integration and acquisition costs	0.6	-	(0.6)	-	-	-
Depreciation	-	-	-	-	23.0	23.0
Total operating expenses	625.5	(35.3)	(2.2)	(8.0)	-	580.0

Operating income	267.8	35.3	2.2	8.0	-	313.3

Interest income	0.4	-	-	-	-	0.4
Interest expense	(9.2)	-	-	-	-	(9.2)
Other expenses, net	(1.2)	-	-	-	-	(1.2)
Total other expense, net	(10.0)	-	-	-	-	(10.0)
Income from continuing operations before income taxes and equity in losses of equity method investees	257.8	35.3	2.2	8.0	-	303.3
Income taxes	(81.8)	(9.8)	-	(2.9)	-	(94.5)
Equity in losses of equity method investees, net of tax	(1.7)	-	-	-	-	(1.7)
Net income attributable to Shire plc	174.3	25.5	2.2	5.1	-	207.1
Impact of convertible debt, net of tax	8.3	-	-	-	-	8.3
Numerator for diluted EPS	182.6	25.5	2.2	5.1	-	215.4
Weighted average number of shares (millions) – diluted	584.6	-	-	-	-	584.6
Diluted earnings per ADS	93.6	c	13.1	c	1.1	c	2.7	c	-	110.5	c

The following items are included in Adjustments:
(a)	Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($35.3 million) and tax effect of adjustment;
(b)	Acquisitions and integration activities IPR&D charge in respect of Jerini ($1.6 million); costs associated with the integration of Jerini ($0.6 million) and tax effect of adjustments;
(c)
Divestments, reorganizations and discontinued operations: Accelerated depreciation ($4.5 million) and reorganization costs ($5.6 million) for the transfer of manufacturing from Owings Mills; release of accrual for costs associated with agreement to terminate Women’s Health products with Duramed ($2.1 million) and tax effect of adjustments; and

(d)	Depreciation: Depreciation of $23.0 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

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Unaudited results for the three months to December 31, 2008
Non GAAP reconciliation

	US GAAP		Adjustments						Non GAAP

3 months to,	December 31, 2008		Amortization & asset impairments		Acquisitions & integration activities		Divestments, reorganizations & discontinued operations	Reclassify depreciation	December 31, 2008
			(a)		(b)		(c)	(d)
	$M		$M		$M		$M	$M	$M
Total revenues	765.8		-		-		-	-	765.8

Costs and expenses:
Cost of product sales	90.6		-		-		4.7	(7.4)	87.9
Research and development(1)	125.9		-		-		-	(3.1)	122.8
Selling, general and administrative(1)	345.5		(41.0)		-		(1.0)	(14.5)	289.0
IPR&D	7.6		-		(7.6)		-	-	-
Integration and acquisition costs	2.8		-		(2.8)		-	-	-
Depreciation	-		-		-		-	25.0	25.0
Total operating expenses	572.4		(41.0)		(10.4)		3.7	-	524.7

Operating income	193.4		41.0		10.4		(3.7)	-	241.1

Interest income	2.5		-		-		-	-	2.5
Interest expense	(12.1)		-		-		-	-	(12.1)
Other income, net	5.8		3.8		-		-	-	9.6
Total other expense, net	(3.8)		3.8		-		-	-	-
Income from continuing operations before income taxes and equity in earnings of equity method investees	189.6		44.8		10.4		(3.7)	-	241.1
Income taxes	(35.0)		(6.3)		(1.0)		(17.1)	-	(59.4)
Equity in earnings of equity method investees, net of tax	1.1		-		-		-	-	1.1
Income from continuing operations, net of tax	155.7		38.5		9.4		(20.8)	-	182.8
Loss from discontinued operations	(16.7)		-		-		16.7	-	-
Net income	139.0		38.5		9.4		(4.1)	-	182.8
Add: Net loss attributable to noncontrolling interest in subsidiaries	2.3		-		-		-	-	2.3
Net income attributable to Shire plc	141.3		38.5		9.4		(4.1)	-	185.1
Impact of convertible debt, net of tax	8.4		-		-		-	-	8.4
Numerator for diluted EPS	149.7		38.5		9.4		(4.1)	-	193.5
Weighted average number of shares (millions) – diluted	575.5		-		-		-	-	575.5
Diluted earnings per ADS	78.0	c	20.2	c	4.9	c	(2.0c )	-	101.1	c

(1)	$6.3m of promotional costs have been reclassified from Research and development to Selling, general and administrative costs for the three months to December 31, 2008.
The following items are included in Adjustments:
(a)
Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($34.7 million), impairment charge in respect of intangible assets ($6.3 million), other than temporary impairment of available for sale securities ($3.8 million) and tax effect of adjustments;

(b)
Acquisitions & integration activities: IPR&D in respect of the acquisition of Jerini ($7.6 million), integration and transaction related costs in respect of the acquisition of Jerini ($2.8 million) and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Release of provision for exit costs on DYNEPO ($4.7 million), costs associated with the introduction of a new holding company ($1.0 million), discontinued operations in respect of non-core Jerini operations ($16.7 million) and tax effect of adjustments; and

(d)	Depreciation: Depreciation of $25.0 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

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Unaudited results for the three and twelve months to December 31, 2009
Non GAAP reconciliation

The following table reconciles US GAAP diluted earnings per ADS to Non GAAP diluted earnings per ADS, including or excluding the effect of the change in best estimate for ADDERALL XR Medicaid rebates:

	3 months to		12 months to
	December 31,		December 31,
	2009		2009
	$M		$M

US GAAP diluted earnings per ADS	93.6	c	269.1	c

Non GAAP adjustments(1)
Amortization & asset impairments	13.1	c	52.6	c
Acquisitions & integration activities	1.1	c	18.0	c
Divestments, reorganizations & discontinued operations	2.7	c	9.2	c

Non GAAP diluted earnings per ADS	110.5	c	348.9	c
Effect of change in best estimate for ADDERALL XR Medicaid rebates	(32.0	c)	(32.3	c)
Non GAAP diluted earnings per ADS excluding the effect of the change in best estimate	78.5	c	316.6	c

(1)	The Non GAAP adjustments are stated net of their tax effects, and are detailed on pages 23 and 25.

The following table reconciles US GAAP net cash provided by operating activities to Non GAAP cash generation:

	3 months to December 31,		12 months to December 31,
	2009	2008	2009	2008
	$M	$M	$M	$M
Net cash provided by operating activities	236.9	274.6	626.9	800.1
Tax and interest payments, net	32.0	27.4	252.7	133.9
Interest on TKT appraisal rights settlement	-	147.0	-	147.0
Payments for acquired and in-licensed products	-	-	36.9	135.0
Class action escrow payment	-	-	-	27.0
Foreign exchange on cash	(0.1)	(6.4)	4.9	(11.8)
Non GAAP cash generation	268.8	442.6	921.4	1,231.2

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Notes to Editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder, human genetic therapies and gastrointestinal diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of Shire’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of Shire’s products; Shire’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on Shire’s products; Shire’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; Shire’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission.

Non GAAP Measures

This press release contains financial measures not prepared in accordance with US GAAP. These measures are referred to as “Non GAAP” measures and include: Non GAAP operating income; Non GAAP net income; Non GAAP diluted earnings per ADS; effective tax rate on Non GAAP income from continuing operations before income taxes and earnings of equity method investees (“Effective tax rate on Non GAAP income”); Non GAAP Cost of product sales; Non GAAP Research and development; Non GAAP Selling, general and administrative; Non GAAP operating expenses; Non GAAP interest expense; Non GAAP other income; and Non GAAP cash generation. These Non GAAP measures exclude the effect of certain cash and non-cash items, both recurring and non-recurring, that Shire's management believes are not related to the core performance of Shire’s business.

These Non GAAP financial measures are used by Shire’s management to make operating decisions because they facilitate internal comparisons of Shire’s performance to historical results and to competitors’ results. Shire’s Remuneration Committee uses certain key Non GAAP measures when assessing the performance and compensation of employees, including Shire’s executive directors.

The Non GAAP measures are presented in this press release as Shire’s management believe that they will provide investors with a means of evaluating, and an understanding of how Shire’s management evaluates, Shire’s performance and results on a comparable basis that is not otherwise apparent on a US GAAP basis, since many one-time, infrequent or non-cash items that Shire’s management believe are not indicative of the core performance of the business may not be excluded when preparing financial measures under US GAAP.

These Non GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with US GAAP.

The following items, including their tax effect, have been excluded from both 2008 and 2009 Non GAAP earnings, and from our 2010 outlook:

Amortization and asset impairments:
•	Intangible asset amortization and impairment charges; and
•	Other than temporary impairment of investments.

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Acquisitions and integration activities:
•	Upfront payments and milestones in respect of in-licensed and acquired products;
•	Costs associated with acquisitions, including transaction costs, and fair value adjustments on contingent consideration and acquired inventory;
•	Costs associated with the integration of companies; and
•	Incremental interest charges arising on the settlement of litigation with the former dissenting shareholders of TKT.

Divestments, re-organizations and discontinued operations
•	Gains and losses on the sale of non-core assets;
•	Costs associated with restructuring and re-organization activities;
•	Termination costs;
•	Costs associated with the introduction of the new holding company; and
•	Income / (losses) from discontinued operations.

Depreciation, which is included in Cost of product sales, Research and development and Selling, general and administrative costs in our US GAAP results, has been separately disclosed for the presentation of 2008 and 2009 Non GAAP earnings. A reconciliation of Non GAAP financial measures to the most directly comparable measure under US GAAP is presented on pages 22-26.

Sales growth at CER, which is a Non GAAP measure, is computed by restating 2009 results using average 2008 foreign exchange rates for the relevant period.

Average exchange rates for the year to December 31, 2009 were $1.57:£1.00 and $1.39:€1.00 (2008: $1.85:£1.00 and $1.47:€1.00).

Average exchange rates for Q4 2009 were $1.63:£1.00 and $1.48:€1.00 (2008: $1.57:£1.00 and $1.32:€1.00).

2008 BALANCE SHEET RESTATEMENT

The consolidated financial information at December 31, 2008 has been restated. The effect of this restatement was to reduce Shire’s non-current deferred tax liabilities and decrease Shire’s accumulated deficit by $29 million.  The restatement does not affect Shire’s net income or cash flows for the years and quarters ended December 31, 2009 and 2008.

TRADEMARKS

All trademarks defined as ® and ™ used in this press release are trademarks of Shire plc or companies within the Shire group except for 3TC® and ZEFFIX® which are trademarks of GSK, DYNEPO™ which is a trademark of Sanofi Aventis, PENTASA® which is a trademark of Ferring A/S Corp, and REMINYL®, REMINYL XL™, RAZADYNE® and RAZADYNE® ER which are trademarks of J&J outside the UK and Republic of Ireland1. Certain trademarks of Shire plc or companies within the Shire group are set out in Shire’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2009.

1 REMINYL®  and REMINYL XL™ are both trademarks of Shire in the UK and Republic of Ireland.

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